Exhibit 4.1

OPLINK COMMUNICATIONS, INC.

and

COMPUTERSHARE INC.

as Rights Agent

FIRST AMENDMENT

TO

RIGHTS AGREEMENT

This First Amendment, dated as of November 18, 2014 (this “Amendment”), to that certain Rights Agreement, dated as of September 18, 2012 (the “Rights Agreement”), is between Oplink Communications, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation (as successor to Computershare Shareowner Services LLC, a New Jersey limited liability company), as rights agent (the “Rights Agent”), and shall be effective immediately prior to the execution and delivery by the Company, Parent and Purchaser of that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) to be entered into by and among the Company, Koch Industries, Inc., a Kansas corporation (“Parent”), and Koch Optics, Inc., a Delaware corporation (“Purchaser”); provided, however, that the effectiveness of this Amendment is expressly conditioned on the execution and delivery of the Merger Agreement by the Company, Parent and Purchaser.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, Section 27 of the Rights Agreement provides that the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights;

WHEREAS, the Company has determined that it is necessary or desirable, in the interests of the Company and the holders of the Rights, to amend the Rights Agreement as provided herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent agree as follows:

1.                                      Amendments.

1.1.                            Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(ee) at the end thereof:

“1(ee) The following additional terms shall have the meanings indicated:

(i) “Parent” shall mean Koch Industries, Inc. a Kansas corporation.

(ii) “Tender and Support Agreements” shall mean each tender and support agreement in favor of Parent and Purchaser to be executed substantially concurrently with the execution of the Merger Agreement by certain directors of the Company.

(iii) “Merger” shall have the meaning ascribed to such term in the Merger Agreement.

(iv) “Merger Agreement” shall mean the Agreement and Plan of Merger to be entered into by and among the Company, Parent and Purchaser, as amended from time to time in accordance with the terms thereof.

(v) “Offer” shall have the meaning ascribed to such term in the Merger Agreement.

(vi) “Purchaser” shall mean Koch Optics, Inc., a Delaware corporation.

(vii) “Effective Time” shall have the meaning as defined in the Merger Agreement.”

(viii) “Exempt Person” shall have the meaning set forth in Section 37 hereof.”

1.2.                            Section 7(a)(i) shall be amended and restated in its entirety as follows:

“(i) the earlier of (a) the Close of Business on September 13, 2022, and (b) the time immediately prior to the Effective Time (the “Final Expiration Date”)”

1.3.                            The following is added as a new Section 37 of the Rights Agreement:

“SECTION 37.  Exception for Merger Agreement.  Notwithstanding anything to the contrary in this Agreement, none of the approval, execution, delivery or performance of the Merger Agreement or the Tender and Support Agreements, or the consummation prior to the termination of the Merger Agreement of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or Tender and Support Agreements, shall (a) result in a Shares Acquisition Date, a Distribution Date or in any way permit any Rights to be exercised pursuant to Section 7 hereof, or otherwise for consideration, or exchanged pursuant to Section 24 hereof, (b) constitute an event described in

Section 11(a)(ii) or Section 13 hereof, (c) cause any of Purchaser, Parent or their respective Affiliates or Associates (each, an “Exempt Person”) to be deemed to be an “Acquiring Person” for any purpose in this Agreement or (d) cause any officer, director or employee of any Exempt Person to be deemed to be, solely by reason of such Person’s status or authority as such, the “Beneficial Owner” of or to “beneficially own” any securities that are “beneficially owned” by an Exempt Person, including in a fiduciary capacity.  Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the execution, delivery or performance of the Merger Agreement or Tender and Support Agreements, or the consummation prior to the termination of the Merger Agreement of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or Tender and Support Agreements.  Notwithstanding anything to the contrary in this Agreement, upon the Final Expiration Date and without any further action by the Rights Agent, the Company, Parent, Purchaser or any current or former holder of Rights, this Agreement, the Rights, and any right to exercise the Rights provided for hereunder shall terminate and be void and of no further force or effect.”

2.                                      Capitalized Terms.  Capitalized terms used herein but not defined shall have the respective meanings given to them in the Rights Agreement.

3.                                      Effect of Amendment.  Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms.

4.                                      Benefits of this Amendment.  Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares).

5.                                      Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

6.                                      Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such

State; without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

7.                                      Counterparts.  This Amendment may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

8.                                      Descriptive Headings; Interpretation.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  Each reference is this Amendment to a period time following or after a specified date or event shall be calculated without including such specified date or the day on which such specified events occurs.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and Rights Agent have caused this instrument, the First Amendment to Rights Plan, to be duly executed.

The Company:

Oplink Communications, Inc.

By:	/S/ JOSEPH Y. LIU
	Name:	Joseph Y. Liu
	Title:	CEO

COMPUTERSHARE INC., as Rights Agent

By:	/S/ DENNIS V. MOCCIA
	Name:	Dennis v. Moccia
	Title:	Manager, Contract Administration